ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:

William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
June 11, 2003

ALARIS MEDICAL TO SELL COMMON STOCK AND BONDS
AS PART OF RECAPITALIZATION

SAN DIEGO, CA, June 11, 2003 (BW HealthWire) ALARIS Medical, Inc. (AMEX: AMI) announced today that it intends to offer and sell 9,100,000 shares of its common stock in a public offering to commence shortly as part of a previously announced recapitalization.  The recapitalization also involves the Company’s offer to sell $200 million principal amount of newly issued senior subordinated notes. Concurrently with the closing of these stock and bond offerings, the Company will also establish a $235 million bank term loan and $30 million revolving credit facility.

The primary purpose of the recapitalization is to reduce interest expense and debt level, simplify the Company’s capital structure and add greater flexibility to the capital structure through the introduction of pre-payable bank debt.

The stock and debt offerings will be made pursuant to prospectus supplements under the Company’s existing $550 million effective shelf registration statement. As the Company previously announced,  the net proceeds from the stock and debt offerings and the new bank term loan will be used to repurchase substantially all of the Company’s existing debt, pay related fees and expenses, and for general corporate purposes. Both offerings and the new bank facility are expected to price in late June and to be completed in early July 2003. If these transactions are successfully executed, the Company estimates that it will record a one-time after tax charge of approximately $37 million, while annual interest expense is expected to be reduced by approximately $26 million on a pre-tax basis.

The stock and bond offerings are being made as part of a recapitalization of ALARIS Medical and its wholly-owned subsidiary, ALARIS Medical Systems, Inc. The recapitalization also includes the establishment of the new credit facility with a group of banks and other lenders providing for a six-year term loan of up to $235 million, a revolving credit facility of $30 million, and the merger of ALARIS Medical Systems with and into ALARIS Medical, with the surviving company to be renamed “ALARIS Medical Systems, Inc.”  The Company intends to use the net proceeds of the offerings, borrowings under the new credit facility and a portion of its existing cash to fund the purchase price, and pay related fees and expenses, pursuant to tender offers that ALARIS announced in May with respect to ALARIS Medical Systems’ 11-5/8% Senior Secured Notes due 2006 and 9-3/4% Senior Subordinated Notes due 2006 and ALARIS Medical’s 11-1/8% Senior Discount Notes due 2008.  The Company recently announced that it had received consents and tenders for approximately 96% aggregate principal amount of the notes for which it is tendering.

ALARIS Medical to Sell Common Stock and Bonds
As Part of Recapitalization

Bear, Stearns & Co. Inc., CIBC World Markets and UBS Investment Bank are acting as joint book-running managers of the common stock offering.  The stock offering includes up to 1,350,000 shares in an over allotment option exercisable by the underwriters, comprising 900,000 shares to be sold by the Company and, only if the underwriters exercise their option to purchase more than 900,000 shares, then to purchase up to 450,000 shares from shareholders as detailed in the Company’s S-3 registration with the SEC. Bear, Stearns & Co. Inc., Citigroup and UBS Investment Bank are acting as joint book-running managers of the notes offering.

This announcement shall not constitute an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Copies of the prospectus and prospectus supplements with respect to the equity offering may be obtained from Bear, Stearns & Co. Inc., c/o Prospectus Department, 383 Madison Avenue, New York, New York 10179, tel. (631) 254-7135, or by faxing requests to (631) 254-7268.

Copies of the prospectus and prospectus supplements with respect to the notes offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

About ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.

ALARIS Medical, Inc. (AMEX: AMI), through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally.  ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription.  The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the Company’s ability to execute the remaining transactions described in its May 23, 2003 press release on terms it finds acceptable and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended December 31, 2002, and other filings.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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